 EXHIBIT 10.7

EMPLOYMENT AGREEMENT

THIS AGREEMENT, effective as of the __ day of July, 2003, by and between Bovie Medical Corporation, a corporation, organized and existing under the laws of the State of Delaware, or any successor thereof (hereinafter referred to as "the Company') and Charles Peabody (hereinafter referred to as "the Employee") and approved by the Board of Directors on the __ day of July, 2003.

WITNESSETH:
WHEREAS, the Company is a corporation existing and authorized to do business in the State of Delaware (Bovie);

WHEREAS, the Company is desirous of securing Employee's services and Employee is willing to provide such services.

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1)	EMPLOYMENT OF EMPLOYEE: The Company hereby agrees to employ the Employee, and the Employee hereby agrees to accept said employment pursuant to the terms and conditions of this Agreement.

2)
 DUTIES: The Employee shall render, as an employee, professional services as Chief Financial Officer (“CFO”) of Bovie Medical Corporation, including but not limited to preparation of all necessary and required financial information, schedules statements and other financial data incident to day to day operations as well as for governmental reporting and tax purposes; and Employee shall perform such additional duties as may be assigned to the Employee by the Board of Directors of the Company. The Employee agrees to devote all of his time and efforts to the performance of his duties, except for customary vacations and reasonable absences due to illness or other incapacity as set forth herein, and to perform all of his duties to the best of his professional ability and comply with such reasonable policies, standards, and regulations of the company as are from time to time the Board of Directors of the Company. Nothing contained herein shall be construed so as to prohibit or prevent the Employee from engaging in any business activity as long as such activities do not conflict or interfere with the adequate performance of his duties hereunder.

3)
TERM: The initial term of employment under this Agreement shall be effective as of the 1st day of _____, 2003 shall continue until, ____ 2005 or until terminated as hereinafter provided. After_______, 2005 the term of this Agreement shall be automatically extended for continuous terms of one year each unless the Employer provides the Employee with written notice of termination within six months of the year end date the Employer plans to terminate.

4)	PLACE OF EMPLOYMENT: It is understood that the employee will permanently reside and work in the St Petersburg, Florida area.

5)	COMPENSATION: For all services rendered to the Company, the Employee agrees to accept as total compensation a sum computed as set forth in this section.

a)	During the employment of the Employee, the Employee shall receive the sum equal to SEVENTY TWO THOUSAND FOUR HUNDRED FIFTY ($72,450) DOLLARS per year, payable in weekly installments.

b)	Bonuses: Shall be determined from time to time by the Board of Directors at its discretion.

6)
VACATION/SICK: The Company agrees that the Employee shall be entitled to a vacation of two weeks (ten working days), with full pay, during each year of Employee’s employment. The scheduling of any vacation shall be coordinated with the Company so that the staffing needs of the Company are met to the extent reasonably possible. The Employee may be entitled to such further paid vacation as is approved in writing pursuant to the order of the Board of Directors of the Company.

7)
REIMBURSEMENTS OF BUSINESS EXPENSES: The Company agrees to pay, either directly, or indirectly by payment to the Employee, for all of the Employee's approved entertainment, travel and miscellaneous business expenses incurred by him during the course of his employment. Employee shall be entitled, on each business related travel to Coach Airline tickets on Domestic Travel and Business Class Airline tickets on International Travel and a full size rental automobile. As a prerequisite to any payment or reimbursement by the Company for business expenses, the Employee shall submit receipts of all such expenses to the Company; and the Company's obligation to effect payment or reimbursement of such expenses shall be only to the extent of such receipts.

8)
PROPERTY DEFINED: The Employee understands and agrees that Company files; customer files, legal files, legal research files, form files, forms, examples, samples, and all briefs and memoranda, and other work product are the sole and exclusive property of the Company; and the same shall remain in the possession of the Company and shall constitute the property of the Company irrespective of who prepared the same. The Employee shall not remove, photocopy, photograph or in any other manner duplicate or remove said property of the Company.

9)	DISPOSITION OF PROPERTY UPON TERMINATION OF EMPLOYMENT:

In the event the employment of the Employee with the Company is terminated, the Employee agrees and understands that all files and all customers of the Company are the sole and exclusive property of the Company, and the Employee shall have no right, title or interest in the same.

10) TERMINATION OF EMPLOYMENT: The employment of the Employee may be terminated as follows:

a)	By the death of the Employee and the Employee's estate shall be paid the basic annual compensation due the Employee pro-rated through the date of termination.

b)
By the Employee at any time upon at least thirty (30) days prior written notice to the Company; and the Company shall be obligated to pay the Employee the basic annual compensation due him pro-rated to the effective date of termination.

c)
By the Company, without cause, with the majority approval of the Board of Directors of the Company at any time upon at least thirty (30) days prior written notice to the Employee; and the Company shall be obligated to pay to the Employee, commencing form the date of termination, a severance allowance of 52 equal weekly payments of salary, benefits and bonuses which were in effect immediately prior to such termination.

d)	By the Company, if during the term of this Employment Agreement the Employee violates the provisions of Paragraph 12 hereof or is found guilty in a court of law of any crime of moral turpitude.

e)
Employee agrees that the precise value of the covenants in this Section 11 are so difficult to evaluate that no accurate measure of liquidated damages could possibly be established and that, in the event of a breach or threatened temporary and permanent injunctive relief restraining Employee from such breach or threatened breach. In the event that any covenants made in this Section shall be more restrictive than permitted by applicable law, it shall be limited to the extent which is so permitted.

11) NON COMPETITION AND PRESERVATION OF NON- TRADE SECRET PROTECTIVE BUSINESS INTERESTS: Upon the termination of Employee's employment relationship with Employer and for twelve (12) months thereafter, irrespective of the time, manner, or method of such termination, the Employee shall not, without the express written consent of the Employer, directly or indirectly, consult with, render services to, or otherwise participate or attempt to participate in any manner in a business which competes with the Employer within the geographic areas where the Employer and/or the Employee conducted business during the twenty-four (24) month period directly preceding his/her termination of employment with the Employer, and/or:

a) Shall not use or disclose any Confidential Information to any person or entity without the written authorization of the Employer. Confidential Information includes, but is not limited to, information concerning Employer's customers; pricing information and methods; training and operational procedures; advertising, marketing, and sales information; financial information; and other data, concepts, strategies, methods, procedures or other confidential information that is not a Trade Secret as defined by Florida Statute Section 688.002;

b) Shall not solicit, directly or indirectly, any existing or potential client or customer with whom the Employer has or may have a substantial relationship. A potential client or customer is defined as any person or entity that the Employer, or Employee actively solicited during the twenty-four (24) month period directly preceding the Employee's termination of employment with the Employer;

c) Shall not hire, recruit or attempt to recruit any person employed by the Employer at the time of the Employee's termination of employment with the Employer fore any person or business entity which competes or plans to compete with the Employer.

d) Shall not adversely affect the Employer's customer goodwill associated with (1) an ongoing business by way of trade name, trademark, service mark, trade dress and the like-, (2) a specific geographic location; or (3) a specific marketing, or trade area; and/or

e) Shall not use extraordinary or specialized training received from the Employer.

f) This Non-Competition and Protection of Non-Trade Secret Protectible Business Interest provision is expressly intended to benefit the Employer, its successors and assigns (the Third Party Beneficiaries) and the Employer and the Third Party Beneficiaries are expressly authorized to enforce this provision.

13) PRESERVATION OF TRADE SECRETS: Upon the termination of the Employee's employment relationship 'with the Employer the Employee shall not, directly or indirectly, use or disclose any trade secret, as that term is defined by Florida Statute Section 688.002, of the Employer or allow any such trade secret to be disclosed to or used by any person or entity, for any reason or purpose whatsoever. In addition, the Employee will not accept any employment or other business relationship which would, by the nature of the position, involve the inevitable disclosure of any trade secret.

This Non-Disclosure of Trade Secrets provision is expressly intended to benefit the Employer and third party beneficiaries and the Employer and the third party beneficiaries are expressly authorized to enforce this provision.

14) INDEMNIFICATION: The employee shall be indemnified from liability in connection with his acting as an officer of the Company or any subsidiary of the Company including but not limited to indemnification for legal expenses and out-of-pocket disbursements in connection with defense of any claim or lawsuit against him based upon acts or omissions by him during the period that he was an officer and director of the corporation. However, the foregoing indemnification as to certain acts shall not apply in the event it is determined by a court of competent jurisdiction that the employee, during his tenure as an officer, had (a) breached his duty of loyalty to the corporation or the stockholders; (b) acted not in good faith or had intentionally conducted the corporation or the stockholders; (c) paid. unlawful dividends or made unlawful stock repurchases or redemptions; (d) engaged in a transaction in which he had received an improper personal benefit against the interests of the corporation or its shareholders.

15) NOTICES: Any notice required or permitted to be given pursuant to the provisions of this shall be sufficient if in writing, and if personally delivered tot he party to be notified or if sent by registered or certified mail to said party at the following addresses:

If to the Company: Bovie Medical Corporation 7100 30th Avenue North St. Petersburg, FL 33710

If to the Employee: Charles Peabody
                6136 North Avenue Circle NE
                Bradenton, FL 34212

16) BY LAWS; MISCELLANEOUS. This Agreement is made subject to and with reference to the By Laws of the Company, which are incorporated herein by reference and which the Employee accepts as binding upon him.

17) SEVERABILTY: In the event any portion of this Agreement is held to be invalid or unenforceable, the invalid or unenforceable portion or provision shall not affect an other provision hereof and this Agreement shall be construed and enforced as if the invalid provision had not been included.

18) BINDING EFFECT: This Agreement shall inure to the benefit of and shall be binding upon the Company and upon any person, firm or corporation with which the Company may be merged or consolidated or which may acquire all or substantially all of the Company's assets through sale, lease, liquidation or otherwise. The rights and benefits of Employee are personal to him and no such rights or benefits shall be subject to assignment or transfer by Employee.

19) GOVERNING LAW: This Agreement shall be construed and interpreted in accordance with the laws of the State of Florida.

20) ENTIRE AGREEMENT: This Agreement constitutes the entire agreement between the parties and supersedes and replaces any prior agreement; and there are no other agreements between the parties except as set forth herein.

21) AMENDMENT AND MODIFICATION: All terms, conditions and provisions of this Agreement shall remain in full force and effect unless modified, changed, altered or amended, in writing, executed by both parties.

IN WITNESS WHEREOF, the parties hereto have set their hands and seals effective on the day and year first above written.

Bovie Medical Corporation

/s/Charles Peabody
Charles A. Peabody, Employee

/s/Andrew Makrides Makrides, President & CEO

/s/Moshe Citronowicz
Moshe Citronowicz, Vice President & COO

Signed Sealed and delivered in the presence of:

Witness________________________

Witness________________________